Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2011, relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
May 27, 2011